Consent of Independent Registered Public Accounting Firm

Marathon Patent Group, Inc.

Los Angeles, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated April 4 , 2017, relating to the consolidated financial statements of Marathon Patent Group Inc. (the “Company”) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP
Los Angeles, California

October 6, 2017